Exhibit 11(a)
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference into the Statement of Additional Information constituting part of Post-Effective Amendment No. 33 to the Registration Statement on Form N-1A of Newbury Street Trust: Treasury Fund, of our report dated December 2, 1996 on the financial statements and financial highlights included in the October 31, 1996 Annual Report to Shareholders of Treasury Fund.
We further consent to the reference to our Firm under the heading "Auditors" in the Statement of Additional Information in Post-Effective Amendment No. 33 to the Registration Statement on Form N-1A of Newbury Street Trust on behalf of Treasury Fund.

/s/COOPERS & LYBRAND L.L.P.
COOPERS & LYBRAND L.L.P.
Boston, Massachusetts
October 22, 1997